Exhibit 99.1

Selected Financial Data

The following table presents certain selected historical financial data which has been derived from audited consolidated financial statements for the five years ended December 31, 2006:

	Fiscal year
	2006	2005	2004	2003	2002
	(in millions, except per share amounts)
Income Statement Data:
Revenues	$4,811	$3,691	$3,389	$3,055	$3,096
Income (loss) from continuing operations	296	114	(90)	(259)	(102)
Income from discontinued operations(1)	442	52	90	273	86
Net income (loss)	738	166	—	14	(16)
Net income (loss) available to common stockholders	718	135	(41)	(21)	(51)
Basic earnings (loss) per common share:
Income (loss) from continuing operations	.57	.23	(.39)	(1.04)	(.52)
Income from discontinued operations	.92	.15	.27	.97	.33
Net income (loss)	1.49	.38	(.12)	(.07)	(.19)
Diluted earnings (loss) per common share:
Income (loss) from continuing operations	.57	.23	(.39)	(1.04)	(.52)
Income from discontinued operations	.91	.15	.27	.97	.33
Net income (loss)	1.48	.38	(.12)	(.07)	(.19)
Cash dividends declared per common share	.76	.41	.05	—	—
Balance Sheet Data:
Total assets	$11,808	$8,245	$8,421	$8,592	$8,316
Debt(2)	5,878	5,370	5,523	5,486	5,638
Convertible Preferred Securities(2)	—	—	—	475	475
Preferred stock	97	241	337	339	339

(1)	Discontinued operations reflects the operations of properties classified as held for sale, the results of operations of properties sold and the gain or loss on those dispositions and in 2003 the business interruption proceeds for the New York Marriott World Trade Center hotel.
(2)	We adopted Financial Interpretation No. 46 “Consolidation of Variable Interest Entities” (FIN 46) in 2003. Under FIN 46, our limited purpose trust subsidiary that was formed to issue trust-preferred securities (the “Convertible Preferred Securities”) was accounted for on a consolidated basis as of December 31, 2003 since we were the primary beneficiary under FIN 46. Effective January 1, 2004, the FASB revised FIN 46, which we refer to as FIN 46R, and we were required to deconsolidate the accounts of the Convertible Preferred Securities Trust (the “Trust”). As a result, we recorded the $492 million in debentures (Convertible Subordinated Debentures) issued by the Trust and eliminated the $475 million of Convertible Preferred Securities that were previously classified in the mezzanine section of our consolidated balance sheet prior to January 1, 2004. The difference of $17 million was our investment in the Trust, which was included in “Investments in affiliates” on our consolidated balance sheet prior to the conversion and redemption of the Convertible Preferred Securities. Between December 2005 and April 15, 2006, we converted or redeemed all of the Convertible Preferred Securities into approximately 30.8 million common shares and $2 million in cash.